The information contained in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated March 26, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 246 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2007
Rule 424(b)(2)
$
GLOBAL MEDIUM–TERM NOTES, SERIES F
Senior Notes
Participation Notes due April 30, 2009
Based on the Performance of the MSCI India Total Return Index(SM)
Unlike ordinary debt securities, the Participation Notes, which we refer to as the notes, do not pay interest and do not guarantee any return of principal at maturity. Instead, the payment that you will receive at maturity will be an amount of cash based on the performance of the MSCI India Total Return Index(SM), which we refer to as the index, as reduced by an annual adjustment factor.
•	The stated principal amount of each note is $10.

•	We will not pay interest on the notes.

•	At maturity, you will receive for each $10 note, an amount of cash, which we refer to as the redemption amount, based upon the percentage change in the level of the index over the term of the notes (as reduced by the annual adjustment factor), as determined on April 28, 2009, which we refer to as the valuation date.

•	The redemption amount will equal $9.85 x [1+ (index performance – annual adjustment factor)]
•	The index performance is equal to the final value of the index minus the initial value of the index divided by the initial value of the index.

•	The initial value of the index is , the closing value of the index on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

•	The final value of the index will be the closing value of the index on the valuation date.

•	The annual adjustment factor will equal 1.75% and will accrue daily from and including the pricing date to and including the valuation date. The annual adjustment factor can be calculated by multiplying 1.75% by the number of calendar days from an including the pricing date to and including the valuation date, and dividing that amount by 365.

•	The redemption amount may not be less than $0.
•	Due to the application of the annual adjustment factor and because the redemption amount is calculated by reference to a value of $9.85, the net proceeds we receive per note, the value of the index must increase by approximately 5.03% in order for you to receive at least the $10 stated principal amount per note at maturity. If the value of the index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the $10 stated principal amount per note.

•	The notes will not be listed on any securities exchange.

•	The CUSIP number for the notes is 61750V311.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-9.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to	Agent’s	Proceeds to
	Public(1)	Commissions(1)(2)	Company
Per Note	$10.00	$0.15	$9.85
Total	$	$	$

(1)	The notes will be issued at $10 per note and the agent’s commissions will be $0.15 per note; provided that the price to public and the agent’s commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of note will be $9.975 per note and $0.125 per note, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of note will be $9.9625 per note and $0.1125 per note, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of note will be $9.95 per note and $0.10 per note, respectively. Agent’s concessions allowed to dealers in connection with this offering may be reclaimed by the agent, if, within 30 days of this offering, the agent repurchases the note distributed by such dealers.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.
MORGAN STANLEY

          For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”
          No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
          The notes may not be offered or sold in India.
          The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.
          The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.
          No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.
          The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.
          The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:
(a)	an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)	an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)	a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT
     The following summary describes the notes we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in “Risk Factors.”
     The notes are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the MSCI India Total Return Index. Unlike conventional debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a redemption amount based on the performance of the index.
     “MSCI” is a trademark and “Morgan Stanley Capital International” and “MSCI India Index” are service marks of Morgan Stanley Capital International Inc. and have been licensed for use for certain purposes by Morgan Stanley.

Each note costs $10	We, Morgan Stanley, are offering our Participation Notes due April 30, 2009, Based on the Performance of the MSCI India Total Return Index. The stated principal amount of each note is $10.

Although the stated principal amount of each note is $10, the payment at maturity to you will be calculated by reference to a value of $9.85 (the net proceeds we receive per note), which reflects the agent’s commissions paid with respect to the notes.

In addition, the annual adjustment factor takes into account the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. We expect that the secondary market prices of the notes will be adversely affected by the fact that the issue price of the notes includes the agent’s commissions and the annual adjustment factor takes into account hedging costs. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest	Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, we will pay to you an amount of cash based on the performance of the index, as reduced by the annual adjustment factor, as described in this pricing supplement under “Description of Notes—Redemption Amount”.

Payout on the notes at maturity	The redemption amount will be determined on April 28, 2009, which we refer to as the valuation date, in accordance with the following formula:

$9.85 x [1+ (index performance – annual adjustment factor)]

The index performance is equal to:

final index value – initial index value
initial index value

The initial index value will equal , the closing value of the index on the pricing date. The final index value will equal the closing value of the index on the valuation date.

The annual adjustment factor equals 1.75% and will accrue daily from and including the pricing date to and including the valuation date. The annual adjustment factor can be calculated by multiplying 1.75% by the number of calendar days from an including the pricing date to and including the valuation date, and dividing that amount by 365.

Due to the application of the annual adjustment factor and because the redemption amount is calculated by reference to a value of $9.85, the net proceeds we receive per note, the value of the index must increase by approximately 5.03% in order for you to receive at least the $10 stated principal amount per note at maturity. If the value of the index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the $10 stated principal amount per note. In no event, however, will the redemption amount be less than $0 per note.

To demonstrate the effect that the annual adjustment factor and the redemption amount being calculated by reference to a value of $9.85 will have on the payout to you on the notes at maturity, we have calculated several hypothetical examples in “Hypothetical Payouts on the Notes at Maturity” beginning on PS-7.

MSCI calculates and publishes the index	The index is calculated and published by Morgan Stanley Capital International Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the market performance of Indian equity securities, including price performance and income from dividend payments. The index is calculated on a net basis, approximating the minimum possible dividend reinvestment (i.e., dividends are reinvested after deduction of withholding tax, using the rate applicable to non-resident individuals who do not benefit from double taxation treaties).

You can review historical quarterly closing values of the index since 2002 under the section of this pricing supplement captioned “Description of Notes—Historical Information.” On March 22, 2007, the closing value of the index as reported by MSCI was 373.333. The historical performance of the index is not an indication of the what the closing value of the index will be on the valuation date of the notes or on any other future date. MSCI and the issuers of the component stocks are not involved in this offering and the issuers of the component stocks are not affiliates of ours. The obligations represented by the notes are solely those of Morgan Stanley. For more specific information about the index and its calculation, see the section entitled “Description of Notes—The Index” in this pricing supplement.

MSCI is our subsidiary	MSCI owns the index and is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the index, including decisions regarding the calculation of the index, such as the addition and deletion of component stocks and other methodological modifications of the index. The actions and judgments of MSCI may affect the value of the index and, consequently, could adversely affect the closing price of the underlying shares, to the extent that the underlying shares generally track the index, and the value of the notes.

You may revoke your offer to purchase the notes prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MS & Co. will be the calculation agent for the notes	We have appointed Morgan Stanley & Co. Incorporated (“MS & Co.”) to act as the calculation agent for The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior securities. As calculation agent, MS & Co. will determine, among other things, the initial index level, the final index level, and will calculate the annual adjustment factor and the redemption amount that you will receive at maturity. The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

The notes should be characterized as prepaid cash settlement forward contracts for U.S. federal income tax purposes	You also should consider the U.S. federal income tax consequences of investing in the notes. An investment in the notes should be characterized as an investment in prepaid cash settlement forward contracts under which we deliver at maturity a cash amount determined by reference to the index in exchange for a prepaid purchase price, as described in the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” Accordingly, you should recognize capital gain or loss, at maturity or upon a sale or other taxable disposition of the notes.

If you are a non-U.S. investor, please also read the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation” for a discussion of the withholding tax consequences of an investment in the notes.

You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes	The notes are senior securities issued as part of our Series F medium-term security program. You can find a general description of our Series F medium- term security program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of security in the sections called “Description of Debt Securities,” and “—Fixed Rate Debt Securities.”

For a detailed description of the terms of the notes, including the calculation of the cash amount you will receive at maturity, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the notes may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000.

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY
The following table illustrates hypothetical final index values, index performances, redemption amounts and hypothetical returns on notes, assuming:
     (i) hypothetical initial index value = 373.00
     (ii) number of days from pricing date to valuation date = 736
     (iii) annual adjustment factor = 1.75% x (number of days from pricing date to valuation date / 365)
     = 1.75% x (736 / 365)
     = 3.52877%
The hypothetical final index values, index performances, redemption amounts and returns on notes set forth below are for illustrative purposes only and may not reflect an actual investment in the notes. The numbers appearing in the following table under “Redemption Amount” and “Return on Notes” and in the examples on the following page, are approximate and have been rounded for ease of analysis.

Final Index Value	Index Performance	Redemption Amount	Return on Notes
746.00	100.00%	$19.35	93.5%
671.40	80.00%	$17.38	73.8%
596.80	60.00%	$15.41	54.1%
559.50	50.00%	$14.43	44.3%
522.20	40.00%	$13.44	34.4%
447.60	20.00%	$11.47	14.7%
410.30	10.00%	$10.49	4.9%
400.98	7.50%	$10.24	2.4%
391.76	5.03%	$10.00	0.0%
391.65	5.00%	$9.99	-0.1%
387.92	4.00%	$9.90	-1.0%
380.46	2.00%	$9.70	-3.0%
373.00	0.00%	$9.50	-5.0%
365.54	-2.00%	$9.31	-6.9%
358.08	-4.00%	$9.11	-8.9%
354.35	-5.00%	$9.01	-9.9%
345.03	-7.50%	$8.76	-12.4%
335.70	-10.00%	$8.52	-14.8%
298.40	-20.00%	$7.53	-24.7%
223.80	-40.00%	$5.56	-44.4%
149.20	-60.00%	$3.59	-64.1%
74.60	-80.00%	$1.62	-83.8%
0.00	-100.00%	$0.00	-100.0%

Example 1: The level of the index decreases significantly from the initial index value. Investors receive less than the $10 per note invested.
Hypothetical initial index value: 373.00
Hypothetical final index value: 223.80
Number of days from pricing date to valuation date: 736
Hypothetical annual adjustment factor = 1.75% x (# of days from pricing date to valuation date / 365) = 3.52877%

Hypothetical payment at maturity (per note)	= $9.85 x [1 + (index performance – annual adjustment factor)]
= $9.85 x [1 + (-40% - 3.52877%)]
= $5.56
In the above example, the final index value is 40% below the initial index value. Investors participate fully in the downside performance of the index. In addition, due to the application of the annual adjustment factor and because the redemption amount is calculated by reference to a value of $9.85, the net proceeds we receive per note, investors would lose more than 40% on their investment even though the index has only declined 40%.
Example 2: The level of the index increases from the initial index value but not sufficiently. Investors receive less than the $10 per Note invested.
Hypothetical initial index value: 373.00
Hypothetical final index value: 387.92
Number of days from pricing date to valuation date: 736
Hypothetical annual adjustment factor = 1.75% x (# of days from pricing date to valuation date / 365) = 3.52877%

Hypothetical payment at maturity (per note)	= $9.85 x [1 + (index performance – annual adjustment factor)]
= $9.85 x [1 + (4% - 3.52877%)]
= $9.90
In the above example, the final index value is 4% above the initial index value. However, due to the application of the annual adjustment factor and because the redemption amount is calculated by reference to a value of $9.85, the net proceeds we receive per note, the value of the index must increase by approximately 5.03% in order for investors to receive at least the $10 stated principal amount per note at maturity. Therefore, in this example, though the index has appreciated by 4%, investors still suffer an approximate loss of 1% loss on their investment.
Example 3: The level of the index increases significantly from the initial index value. Investors receive more than the $10 per note invested but the return on the notes is less than the percentage increase in the value of the index.
Hypothetical initial index value: 373.00
Hypothetical final index value: 447.60
Number of days from pricing date to valuation date: 736
Hypothetical annual adjustment factor = 1.75% x (# of days from pricing date to valuation date / 365) = 3.52877%

Hypothetical payment at maturity (per note)	= $9.85 x [1 + (index performance – annual adjustment factor)]
= $9.85 x [1 + (20% - 3.52877%)]
= $11.47
In the above example, the final index value is 20% above the initial index value, however, due to the application of the annual adjustment factor and because the redemption amount is calculated by reference to a value of $9.85, participation in the increase in the value of the index is reduced and investors would receive a 14.7% return.

RISK FACTORS
     The notes are not secured debt and are riskier than ordinary debt securities that repay a fixed principal amount at maturity. Because the notes will be repaid by payment of an amount of cash based on the performance of the index, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay interest and do not guarantee return of principal	The terms of the notes differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of your principal at maturity. The payout to you at maturity of the notes will be a cash amount that may be worth less, and potentially significantly less, than the $10 stated principal amount of each note and actually may be $0.

The annual adjustment factor and the redemption amount being calculated by reference to the net proceeds we receive will have the effect of reducing the payment at maturity	The annual adjustment factor, which takes into account the cost of hedging our obligations under the notes, will accrue daily and will reduce the redemption amount by approximately 1.75% per note per year. In addition, the redemption amount is calculated by reference to a value of $9.85, the net proceeds we receive per note. As a result, the value of the index must increase by approximately 5.03% in order for you to receive at least the $10 stated principal amount per note at maturity.

Investment in the notes is not the same as investing directly in the index	The index reflects reinvestment of dividends paid on the component stocks of the index. Dividends paid on the component stocks of the index are incorporated into the index thereafter subject to fluctuations in the price of both the index. Consequently, due to the application of the annual adjustment factor and because the redemption amount is calculated by reference to a value of $9.85, the net proceeds we receive per note, the return on the notes will not be the same as the return on either an unadjusted investment intended to replicate, or directly linked to, the index.

Your return will also be reduced to the extent that dividends that are reinvested in the index are subject to non-U.S. withholding taxes, and further reduced by foreign currency conversion costs and other similar amounts that would be deducted from the return of a U.S. investor who was a direct investor in the underlying component stocks of the index.

Furthermore, you will not have the right to receive the component stocks of the index. As an owner of the notes, you will not have any shareholder rights in the component stocks, and you should expect that the tax treatment of your investment in the notes will differ from a direct investment in the component stocks. In addition, investing in the notes is not equivalent to investing in a mutual fund or other pooled investment that invests in the component stocks or that is benchmarked to the index. The return on your investment in the notes may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

The notes may trade at prices that do not reflect the value of the index	The notes may trade at prices that do not reflect the value of the index. In addition, the notes may trade differently from other instruments or investments that are benchmarked to the index.

The notes will not be listed	The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as market maker, it is likely that there would be little or no secondary market for the notes.

The market price of the notes will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:
•	the value of the index;

•	interest and yield rates in the market;

•	the volatility (frequency and magnitude of changes in value) of the index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component notes or stock markets generally and which may affect any index value;

•	the dividend rate on the component stocks of the index; and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price, if market interest rates rise or the level of the index is at, below, or not sufficiently above the level of the index on the day the notes were initially priced for sale to the public. This could happen, for example, if the value of the index declines, if the reduction of the redemption amount of the notes as a result of the annual adjustment factor and the redemption amount being calculated by reference to a value of $9.85, the net proceeds we receive per note, is not offset by a corresponding increase in the value of the index, or due to a discount reflected in the trading prices of the notes. See “—The annual adjustment factor and the redemption amount being calculated by reference to the net proceeds we receive will have the effect of reducing the payment at maturity”, “—The notes may not be actively traded” and “—The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.”

You cannot predict the future performance of the index or the component stocks of the index based on their historical performance. In addition, there can be no assurance that the index will increase or that the final index value will exceed the initial index value by a sufficient amount to compensate for the effect of the annual adjustment factor and the redemption amount being calculated by reference to a value of $9.85, the net proceeds we receive per note, such that you will receive at maturity a payment in excess of the $10 issue price of the notes.

In addition, we may issue additional securities linked to the index during the term of the notes, in which case our combined hedging activity in connection with the notes as well as with existing and any additional securities linked to the index, may represent a larger percentage of the overall volume of the transactions related to the index or its underlying components and may have an adverse affect on the value of the index and, consequently, the notes.

Investing in a note based on an index based on emerging market stocks bears potential risks	India is an emerging market. An investment in notes based on an index of emerging market equity securities involves a number of risks, including, but not limited to:
•	economic, social, political, financial and military conditions in the emerging market;

•	the inflationary environment in the emerging market; regulation by the national, provincial, and local governments of the emerging market, including the imposition of taxes;

•	less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; and

•	different accounting and disclosure standards and political uncertainties.

The securities of emerging markets companies may be more volatile than U.S. companies and may be affected by market developments in different ways than U.S. companies. Direct or indirect government interventions to stabilize the securities markets of the emerging market and cross-shareholdings in emerging market companies on those markets also may affect prices and volume of trading of the securities of those companies. Economic, social, political, financial and military factors could negatively affect the value of emerging market companies. These factors could include changes in the emerging market government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the emerging market economy may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The notes are subject to foreign exchange risk	Because the index is denominated in U.S. dollars but the index components are quoted in Indian rupees, your return on the notes will be subject to the USD/INR exchange rate. In general, an increase in the USD/INR exchange rate (meaning that a greater number of Indian rupees are required to purchase one U.S. dollar) will cause the level of the index, and therefore the value of your notes, to decrease. The USD/INR exchange rate is a result of the supply of, and demand for, each currency. Changes in the USD/INR exchange rate may result from the interactions of many factors including economic, financial, social and political conditions in India and the United States. These conditions include, for example;
•	the overall growth and performance of the economies of the United States and India;

•	the trade and current account balance between the United States and India;

•	inflation, interest rate levels and the performance of stock markets in the United States and India;

•	the stability of the United States and Indian governments and banking systems;

•	declared and undeclared wars, acts or terror or other hostilities in which the United States or India is directly or indirectly involved or that occur anywhere in the world;

•	major natural disasters in the United States or India; and

•	other foreseeable and unforeseeable events.

Certain relevant information relating to India may not be as well known or as rapidly or thoroughly reported in the United States	Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Indian rupee in relation to the U.S. dollar, the India economy or the stocks underling the index, and must be prepared to make special efforts to obtain such information on a timely basis.

The liquidity, trading value and amounts payable under the notes could be affected by the actions of the U.S. and Indian governments	Exchange rates of most economically liberalized nations, including the United States and India, are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including the U.S. and Indian governments, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of the U.S. or Indian governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Indian rupee, the U.S. dollar or any other currency.

Since 1991, the Indian government has pursued policies of market-oriented reforms, including foreign investment and exchange regimes, but the government’s role in the economy has remained significant. The Indian government has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.

Foreign exchange rate information may not be readily available	There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/INR exchange rate relevant for determining the value of the notes. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions at any time will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in our obligations under the notes.

In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the index could adversely affect the value of the notes	MSCI is solely responsible for calculating and maintaining the index. You should not conclude that the inclusion of a stock in the index is an investment recommendation by us of that stock. In addition, MSCI can, in its sole discretion, add, delete or substitute the component stocks of the index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the index. Any of these actions could adversely affect the value of the notes.

MSCI may discontinue or suspend calculation or publication of the index at any time. In these circumstances and upon receipt of notice from MSCI, MS & Co., as the calculation agent, will have discretion to substitute a successor index that is substantially similar to the index. Although MS & Co. will be obligated to select a successor index without regard to its affiliation with us, MS & Co. could have an economic interest that is different than that of holders of the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or one of its affiliates. If there is no appropriate successor index, the maturity of the notes will be accelerated. See “Description of Notes—Discontinuance of the Index; Successor Index; Alteration of Method of Calculation.”

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

Because the calculation agent, MS & Co., is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the initial index value, the final index value, the annual adjustment factor, the redemption amount or whether a market disruption event has occurred. See “Description of Notes—Discontinuance of the Index; Successor Index; Alteration of Method of Calculation” and “—Market Disruption Event.”

MS & Co. and other affiliates of ours will carry out hedging activities related to the notes, including by taking positions in U.S. securities listed on or traded through the facilities of any U.S. market or exchange, including American Depositary Receipts.

Unrelated to this offering, MS & Co. and other affiliates of ours may trade the component stocks of the index and other financial instruments related to the index and the component stocks of the index on a regular basis as part of their general broker-dealer and other businesses.

Any of these hedging or unrelated trading activities on or prior to the date we price the notes for initial sale to the public could potentially increase the initial index value and, therefore, the value at which the index must close before you receive a redemption amount that exceeds the issue price of the notes. Additionally, such hedging or unrelated trading activities during the term of the notes could potentially affect the value of the index on the valuation date and, accordingly, the payment you will receive at maturity.

The issue price of the notes includes the agent’s commissions. In addition, the annual adjustment factor takes into account the costs of hedging our obligations under the notes. The affiliates through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Because the characterization of the notes for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain	You also should consider the U.S. federal income tax consequences of investing in the notes. An investment in the notes should be characterized as an investment in prepaid cash settlement forward contracts under which we deliver at maturity a cash amount determined by reference to the index in exchange for a prepaid purchase price, as described in the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you should recognize capital gain or loss at maturity or upon a sale or other taxable disposition of the notes in an amount equal to the difference, if any, between the amount realized and your tax basis in the notes. However, due to the absence of authorities that directly address the proper tax treatment of the notes, no assurance can be given that the U.S. Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, this characterization and treatment. We are not requesting a ruling from the IRS with respect to the notes, and our characterization of the notes as prepaid cash settlement forward contracts in respect of the index is not binding on the IRS or any court. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income on the notes could be significantly affected. For a discussion of some potential alternative characterizations and their consequences, see “Description of Notes—United States Federal Income Taxation.”

If you are a non-U.S. investor, please also read the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation” for a discussion of the withholding tax consequences of an investment in the notes.

You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES
     Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement. The term “Notes” refers to each $10 stated principal amount of any of our Participation Notes due April 30, 2009, Based on the Performance of the MSCI India Total Return Index(SM) (the “Index”). In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Maturity Date	April 30, 2009, subject to extension if the Valuation Date (as defined below) is postponed in accordance with the definition thereof. If the Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date, as postponed.

Issue Price	$10 per Note

Stated Principal Amount	$10 per Note

Denominations	$10 and multiples thereof

Original Issue Date
(Settlement Date)	April , 2007

Pricing Date	April , 2007

CUSIP Number	61750V311

Interest Rate	None

Maturity Payment	At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to each $10 Note, an amount in cash equal to Redemption Amount, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities — The Depositary,” in the accompanying prospectus.

Redemption Amount	$9.85 x [1+ (Index Performance – Annual Adjustment Factor)].

The Calculation Agent will calculate the Redemption Amount on the Valuation Date.

Index Performance	The Final Index Value minus the Initial Index Value divided by the Initial Index Value, which can be expressed by the following formula:

Final Index Value — Initial Index Value
Initial Index Value

Index Value	On any on any Index Business Day, the closing value of the Index or any Successor Index (as defined under “—Discontinuance of the Index; Successor Index; Alteration of Method of Calculation”) as published at the regular weekday close of trading on that Index Business Day. Under certain circumstances, the Index Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Successor Index; Alteration of Method of Calculation.”

Initial Index Value	, the Index Value on the Pricing Date.

Final Index Value	The Index Value on the Valuation Date.

Annual Adjustment Factor	(i) The product of (x) 1.75% times (y) the number of calendar days from and including the Pricing Date to and including the Valuation Date, (ii) divided by 365. The Annual Adjustment Factor can be expressed by the following formula:

1.75% x Act
365
“Act” = the number of calendar days from and including the Pricing Date to and including the Valuation Date.

Valuation Date	April 28, 2009, unless there is a Market Disruption Event on that date.

If a Market Disruption Event with respect to the Index occurs on the scheduled Valuation Date, or if such Valuation Date is not an Index Business Day, the Index Value on such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Final Index Value will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Index Value on such date in accordance with the formula for calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Relevant Exchange	The primary organized exchange or market of trading for any security then included in the Index or any Successor Index.

Index Business Day	Index Business Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, and on each exchange on which futures or options contracts related to the Index (or Successor Index) are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

The Index	We have derived all information regarding the Index contained in this pricing supplement, including its method of calculation, from publicly available sources and other sources we believe to be reliable. We make no representation or warranty as to the accuracy or completeness of such information.

Overview

The Index is a free float-adjusted market capitalization index that is designed to measure the market performance of Indian equity securities, including price performance and income from dividend payments. The Index is calculated on a net basis, approximating the minimum possible dividend reinvestment (dividends are reinvested after deduction of withholding tax, using the rate applicable to non-resident individuals who do not benefit from double taxation treaties).

The Index is calculated, published and disseminated daily at the close of trading by MSCI. Such information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to publish, and may discontinue or suspend publication of, the Index at any time. Data on daily Index closing prices are calculated and disseminated by MSCI on its website and are also available from options quote vendors.

The MSCI Indices

The MSCI Indices, of which the Index is one, were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired rights to the Indices in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI Indices to MSCI, a Delaware corporation of which Morgan Stanley is the majority owner and The Capital Group of Companies, Inc. is the minority shareholder. The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

The Index was launched on December 31, 1992. Local stock exchanges traditionally calculated their own indices that were generally not comparable with one another due to differences in the representation of the local market, mathematical formulas, base dates and methods of adjusting for capital changes. MSCI, however, applies the same criteria and calculation methodology across all markets for all single country standard equity indices, developed and emerging MSCI’s single country standard equity indices generally seek to have 85% of the free float-adjusted market capitalization of each industry group in each country. The MSCI single country standard equity indices seek to balance the inclusiveness of an “all share” index against the replicability of a “blue chip” index.

The MSCI value and growth indices are subsets of the MSCI single country standard equity indices and seek to target approximately 50% of the market capitalization represented by the underlying standard equity index for each country.

Calculation of the Index

Free Float

MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: (i) strategic and other shareholdings not considered part of available free float; and (ii) limits on share ownership for foreigners. Under MSCI’s free float-adjustment methodology, a constituent’s inclusion factor is equal to its estimated free float rounded up to the closest 5% for constituents with free float equal to or exceeding 15%. For example, a constituent security with a free float of 23.2% will be included in the Index at 25% of its market capitalization. For securities with a free float of less than 15% that are included on an exceptional basis, the estimated free float is adjusted to the nearest 1%.

Index Composition

As of March 22, 2007, the components of the Index and their weights were as follows:

InfoSys Technologies	14.11%
Reliance Industries	12.94%
ICICI Bank	8.42%
Housing Dev Finance Corp	4.36%
Reliance Communication	3.92%
HDFC Bank	3.29%
Oil & Natural Gas Corp	3.28%
Satyam Computer Services	3.26%
Larsen & Toubro	2.51%
Tata Consultancy	2.48%
ITC	2.44%
Tata Motors	2.32%
Hindustan Lever	2.27%
Bharat Heavy Electricals	1.96%
Wipro	1.79%
Mahindra & Mahindra	1.66%
Dr Reddy’s Laboratories	1.17%
Bajaj Auto	1.17%
Grasim Industries	1.12%
Reliance Capital	1.10%
CIPLA	1.10%
Gail India	1.05%
Hindalco Industries	0.99%
Tata Steel	0.92%
Gujarat Ambuja Cements	0.88%
Maruti Udyog	0.86%
UTI Bank	0.85%
Hero Honda Motors	0.82%
State Bank of India	0.81%
Reliance Energy	0.79%
Kotak Mahindra Bank	0.75%

Indiabulls Finl Service	0.74%
Ranbaxy Laboratories	0.73%
Sun Pharmaceutical Ind	0.72%
Zee Entertainment Ent	0.72%
Siemens India	0.67%
Indian Hotels Co.	0.65%
Indiabulls Finl (DET)	0.63%
ACC	0.59%
Asea Brown Boveri India	0.55%
Tata Power Co	0.53%
Bharat Forge	0.48%
Jaiprakash Associates	0.43%
Jindal Steel & Power	0.42%
Glenmark Pharmaceuticals	0.42%
Mahanagar Tel. Nigam	0.42%
Bharat Petroleum Corp	0.41%
Indian Petrochemicals	0.37%
Ultratech Cement	0.37%
Bharat Electronics	0.36%
Videsh Sanchar Nigam	0.36%
Infrastructure Dev Fin	0.36%
Glaxosmithkline Pharma	0.35%
Hindustan Petroleum Corp	0.33%
Nestle India	0.32%
Asian Paints	0.31%
Zee Entertain (Detach)	0.29%
Tata Tea	0.27%
Bank of Baroda	0.25%
Ashok Leyland	0.25%
Moser Baer (India)	0.23%
Nicholas Pi Ramal	0.19%
Bajaj Hindusthan	0.18%
Jet Airways India	0.17%
Biocon Ltd.	0.17%
Colgate-Palmolive India.	0.16%
Britannia Industries	0.11%
Arvind Mills	0.08%
Matrix Laboratories	0.08%

Historical Information	The following table sets forth the published Index Values of the Index for each quarter in the period from January 2002 through March 22, 2007, as calculated by MSCI. The closing value of the Index on March 22, 2007 was 373.330. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification. The historical or indicative performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of Index on the Valuation Date.

	High	Low	Closing
2002
First Quarter	90.6480	79.7470	86.1500
Second Quarter	87.0160	77.1220	79.5030
Third Quarter	82.1560	73.0000	74.5060
Fourth Quarter	86.9400	71.5290	86.5350

	High	Low	Closing
2003
First Quarter	86.8040	77.8720	77.8720
Second Quarter	92.0370	73.6120	92.0370
Third Quarter	117.4310	91.9360	117.4310
Fourth Quarter	154.3330	118.2770	154.3330

2004
First Quarter	162.6980	140.4970	152.2180
Second Quarter	159.6210	116.6180	126.6150
Third Quarter	148.3130	127.6440	147.1390
Fourth Quarter	183.8190	149.4830	183.8190

2005
First Quarter	191.0290	168.7090	179.4540
Second Quarter	200.9300	168.4520	200.9300
Third Quarter	234.4920	198.5930	233.8490
Fourth Quarter	252.8820	204.6830	252.8820

2006
First Quarter	306.9370	252.7150	306.6160
Second Quarter	340.1580	231.9090	278.0260
Third Quarter	328.4610	257.2260	328.4610
Fourth Quarter	382.7690	323.0330	381.8610

2007
First Quarter (through March 22, 2007)	407.7420	339.3280	373.330

Source: Bloomberg Financial Markets

The following graph illustrates the trends of the closing values of the Index, from January 1, 2002 to March 22, 2007. The graph does not show every situation that may occur.

Index Daily Closing Values as of
January 1, 2002 – March 22, 2007

Discontinuance of the Index; Successor Index; Alteration of Method of Calculation	If MSCI discontinues publication of the Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the Index (such index being referred to in this pricing supplement as a “Successor Index”), then any subsequent Index Value will be determined by reference to the value of such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for the Valuation Date or date of acceleration. The Index Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on the Valuation Date or date of acceleration of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication Index or any Successor Index may adversely affect the value of the Notes.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value, as applicable, with reference to the Index or Successor Index, as adjusted. Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g.., as if such split had not occurred).

Events of Default	Events of default under the Notes will include, among other things, default in payment of any principal (i.e., the Redemption Amount) and events of bankruptcy, insolvency or reorganization with respect to us. Upon acceleration of the Notes following the occurrence of an event of default, holders will be entitled to receive their Redemption Amount calculated by the Calculation Agent as of the date of the acceleration. For a description of all the events that constitute events of default under the Notes, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Book Entry Note or Certificated Note	The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All calculations with respect to the Redemption Amount will be rounded to the nearest one hundred-thousandth, with five one- millionths rounded upward (e.g.., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g.., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

The Calculation Agent is solely responsible for determining the Redemption Amount. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and holders of the Notes.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, Final Index Value, Annual Adjustment Factor, Redemption Amount or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Successor Index; Alteration of Method of Calculation” and “—Market Disruption Event.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors—The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.”

Market Disruption Event	Market Disruption Event means, with respect to the Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the

Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures, options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures, options contracts or exchange traded funds related to the Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures, options contracts or exchange traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means, with respect to the Index or any Successor Index (as defined below), the primary exchange or market of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index, or any Successor Index, or to any security then included in the Index, or any Successor Index.

Use of Proceeds and Hedging	The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes by one or more of our affiliates. The Issue Price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes. In addition, the Annual Adjustment Factor takes into account the costs of hedging our obligations under the Notes. The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

MS & Co. and other affiliates of ours will carry out hedging activities related to the Notes, including by taking positions in U.S. securities listed on or traded through the facilities of any U.S. market or exchange, including American Depositary Receipts.

Unrelated to this offering, MS & Co. and other affiliates of ours may trade the component stocks of the Index and other financial instruments related to the Index and the component stocks of the

Index on a regular basis as part of their general broker-dealer and other businesses.

Any of these hedging or unrelated trading activities on or prior to the date we price the notes for initial sale to the public could potentially increase the Initial Index Value and, therefore, the value at which the Index must close before you receive a Redemption Amount that exceeds the Issue Price of the Notes. Additionally, such hedging or unrelated trading activities during the term of the Notes could potentially affect the value of the Index on the Valuation Date and, accordingly, the payment you will receive at maturity.

License Agreement between MSCI and MS & Co.	MS & Co. has entered into a non-exclusive license agreement with MSCI providing for the license to the MS & Co., and certain of its affiliated or subsidiary companies, of the right to use the Index, which is owned and published by MSCI, in connection with certain securities, including the Notes. The license agreement between MSCI and the MS & Co. is expected to provide that the following language must be set forth in this preliminary pricing supplement:

“MSCI” is a trademark and “Morgan Stanley Capital International” and “MSCI India Index” are service marks of Morgan Stanley Capital International Inc. (“MSCI”) or its affiliated and have been licensed for use for certain purposes by Morgan Stanley & Co. International Limited. These securities, based on the Index have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI. Neither MSCI, any of its affiliates (save the Issuer, being an affiliate of MSCI) nor any other person involved in, or related to, making or compiling any MSCI index, makes any warranties or bears any liability with respect to these securities. Neither MSCI, any of its affiliates (save the Issuer, being an affiliate of MSCI) nor any other person involved in, or related to, making or compiling any MSCI index, has any responsibility for or participates in the management or sale of these securities. The Prospectus or other offering document contains a more detailed description of the limited relationship MSCI has with Morgan Stanley & Co. International Limited and these securities. The foregoing in no way modifies or limits any disclaimers or limitations of liability that the Issuer may make to prospective or actual purchasers or holders of these securities.

No purchaser, seller or holder of these securities, or any other person or entity, should use or refer to MSCI’s trade name, trademark or service mark rights to the designations Morgan Stanley Capital International; or MSCI®; in any manner of endorsement without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY OF ITS AFFILIATES SAVE THE ISSUER, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE ISSUER. THIS FINANCIAL PRODUCT HAS NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THIS FINANCIAL PRODUCT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE

ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THIS FINANCIAL PRODUCT, INVESTORS IN THIS FINANCIAL PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS FINANCIAL PRODUCT, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS FINANCIAL PRODUCT OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by the issuer elsewhere in this document to prospective or actual purchasers or of investors in this financial product.

Affiliation of MSCI, MS & Co. and Morgan Stanley	Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the Index and the Notes are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT

SECURITIES, COULD ALSO AFFECT THE VALUE OF THE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Index component securities could lead to actions on the part of such underlying issuers that might adversely affect the value of the Index.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Index prior to its dissemination.

ERISA Matters for Pension Plans and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Code with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding the Notes that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or a governmental or church plan which is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90- 1 or 84-14.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code.

Supplemental Information Concerning Plan of Distribution	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement; provided that the price will be $9.975 per Note and the agent’s commissions will be $0.125 per Note for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $9.9625 per Note and the agent’s commissions will be $0.1125 per Note for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $9.95 per Note and the agent’s commissions will be $0.10 per Note for purchasers of greater than or equal to $5,000,000 principal amount of Notes. The Agent may allow a concession not in excess of 1.50% per Note to other dealers, which may include Morgan Stanley DW, Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on April , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non- U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

India

The Notes may not be offered or sold in India.

Brazil

The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

United States Federal Income Taxation	Tax Treatment of U.S. Holders

The following summary is a general discussion of the material U.S. federal income tax consequences that may be relevant to you if you are a beneficial owner of the Notes that is:

• an individual who is a citizen or resident of the United States, or

• a U.S. domestic corporation, or

• any other person that is subject to U.S. federal income tax on a net income basis in respect of your investment in the Notes (any of the foregoing, a “U.S. Holder”).

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to you if you are an initial holder of the Notes that will purchase the Notes at the applicable issue price in the original issuance and that will hold the Notes as capital assets. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the

Notes by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers. Thus, for example, this summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, certain financial institutions, insurance companies, tax exempt organizations, or persons that hold Notes as a part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or that acquire Notes within 30 days of selling shares of any of the companies included in the Index. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. You should consult with your tax advisor in determining whether an investment in Notes is appropriate for you in light of your personal tax circumstances.

This summary assumes that none of the companies whose stocks are included in the Index is a passive foreign investment company. You should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

The following description of the treatment of Notes for U.S. federal income tax purposes is based on the advice of our special tax counsel, Cleary Gottlieb Steen & Hamilton LLP. The treatment of the Notes described below is not, however, binding on the Internal Revenue Service or the courts. Accordingly, you should consult your tax advisor in determining the tax consequences of an investment in the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Taxation of Notes. The Notes should be treated for U.S. federal income tax purposes as prepaid cash settlement forward contracts with respect to the Index under which:

• at the time of issuance of the Notes, you pay us a fixed amount of cash equal to the applicable issue price of the Notes in consideration for our obligation to deliver to you at maturity a cash amount equal to the Redemption Amount based on the performance of the Index; and

• at maturity we will deliver to you a cash amount equal to the Redemption Amount based on the performance of the Index in full satisfaction of our obligation under such forward contract.

Upon the sale, maturity, or other taxable disposition of the Notes, you generally should recognize capital gain or loss equal to the difference between the amount realized on disposition and your tax basis in the Notes. Your tax basis in the Notes generally should equal your cost for the Notes. Capital gain or loss generally should be long-term capital gain or loss if you held the Notes for more than one year at the time of disposition.

Constructive Ownership. Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form has no immediate application to the Notes, assuming none of the companies included in the Index is or will become at any time during the term of the Notes, a passive foreign investment company for U.S. federal income tax purposes. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Notes. If Section 1260 were to apply to the Notes, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, maturity, or other taxable disposition of the Notes as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the Index during the period in which you hold the Notes. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Notes in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the Index between the Original Issue Date and the date of the disposition of the Notes.

Possible Alternative Tax Treatment. Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes or instruments similar to the Notes, it is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences to you different from those described under “Taxation of Notes.” Alternative tax characterizations could affect the timing and character of income or loss from the Notes.

Possible alternative treatments of the Notes could include: (i) recognition of income, gain or, possibly, loss when the Index is rebalanced or when dividends on the shares underlying the Index are paid; (ii) treatment of the Notes as contingent payment debt instruments subject to special Treasury regulations governing such instruments, in which case, although you will receive no payment until maturity, you would be required to accrue original issue discount on Notes annually, regardless of your method of accounting, and on the sale, maturity, or other taxable disposition of the Notes, you would recognize ordinary income, or ordinary loss, to the extent of your aggregate prior accruals of original issue discount, rather than capital gain or loss; and (iii) treatment of the Notes as consisting of a debt instrument and a forward contract or two or more options, in which case you also might be required to accrue original issue discount on Notes.

Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Backup Withholding and Information Reporting. You may be subject to information reporting and to backup withholding on the amounts paid to you, unless you are a corporation or come within certain other exempt categories or you provide proof of a correct taxpayer identification number on IRS Form W-9, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Tax Treatment of Non-U.S. Holders

The following summary is a general discussion of the material U.S. federal income tax consequences that may be relevant to you if you are a beneficial owner of Notes that is a Non-U.S. Holder. A Non-U.S. Holder is a beneficial owner of a Security that for U.S. federal income tax purposes is:

• a nonresident alien individual;

• a foreign corporation; or

• a foreign trust or estate.

This summary assumes that the Notes are treated for U.S. federal income tax purposes as prepaid cash settlement forward contracts with respect to the Index, as described above under “—United States Federal Income Taxation—Tax Treatment of U.S. Holders.”

Taxation of Notes. Any capital gain realized upon the sale, maturity, or other taxable disposition of the Notes by you generally will not be subject to U.S. federal income tax if such gain is not effectively connected with a U.S. trade or business of yours and, if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the disposition.

If you are a non-resident alien individual that is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of a Security and certain other conditions are satisfied, you would be subject to a 30% U.S. federal income tax in respect of gains realized from such sale or disposition. If you are a Non-U.S. Holder of the Notes that is engaged in a trade or business in the United States and if your income from the Notes is effectively connected with the conduct of such trade or business, then you generally should be subject to regular U.S. federal income tax on such income in the same manner as if you were a U.S. Holder, in which case you would be exempt from the withholding tax. You should consult your own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a 30% branch profits tax.

Estate Tax. If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, a Security may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with amounts paid to you in respect of the Notes. You will be subject to backup withholding in respect of such amounts paid to you, unless you comply with certain certification procedures establishing that you are not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that you are not a U.S. person) or otherwise establish an exemption. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

You should consult your own tax advisor in determining the tax consequences of an investment in the Notes, including the application of U.S. federal, state, local, foreign or other tax laws, and the possible effects of changes in federal or other tax laws.

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